EXHIBIT 3.4


                   CERTIFICATE OF DESIGNATIONS AND PREFERENCES

                              DHB INDUSTRIES, INC.
                             A DELAWARE CORPORATION


         The undersigned, David H. Brooks and Dawn Schlegel certify that:

         1. They are respectively the duly elected and duly serving, President and Secretary, respectively, of DHB Industries, Inc. ("DHB", a Delaware corporation (the "Corporation").

         2. The Certificate of Incorporation of this Corporation includes the following provision:

         "FOURTH: Authorized Shares

             1. The aggregate number of shares which the Corporation shall have authority to issue is 105,000,000 of which 5,000,000 shares of the par value of $.001 per share shall be designated "Preferred Shares" and 100,000,000 shares of the par value of $0.001 per share, shall be designated "Common Shares."

             2. Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Shares as Preferred Shares of any series and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of each series, and the designations, powers, preferences, and rights, and the qualifications, limitations and restrictions, of such series to the full extent now or hereafter permitted by the laws of the State of Delaware."


             3. The Board of Directors of the Corporation has authorized the sale and issuance of Five Hundred Thousand (500,000) Shares of Preferred Stock in a single series, Series A Preferred Stock.

             4. The rights, preferences, privileges, restrictions and other matters relating to the Five Hundred Thousand (500,000) shares of Series A Preferred Stock are as follows:

         Section I.  Designation.

         Five Hundred Thousand (500,000) shares of Preferred Stock shall be designated and known as the "Series A Convertible Preferred Stock." The balance of the shares of Preferred Stock may be divided into such number of series as the Board of Directors may determine with such rights, preferences privileges and restrictions as the Board of Directors may determine in connection herewith.


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         Section II.  Dividends.

         (a) The holders of the Series A Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are legally available therefor, and prior and in preference to any declaration or payment of any dividend on any share of Common Stock, cash dividends in an amount per share of Seventy Two ($.72) annually, payable on the 15th day of December, 2002, and the 15th day of December each year thereafter unless earlier converted or redeemed. If the Board of Directors declares dividends on the Common Stock in excess of the dividend preference of the Series A Convertible Preferred Stock, the holders of Series A Convertible Preferred Stock shall participate in such excess dividend in the same proportion to which they would be entitled if their Series A Convertible Preferred Stock were converted into shares of Common Stock.

         (b) Dividends shall not accrue or accumulate on any share of Preferred Stock, except to the extent they are declared but unpaid. Accumulation of declared but unpaid dividends shall bear no interest.

         Section III.  Redemption.

         On or after December 15, 2002, and on each December 15th thereafter, the Corporation shall have the right, at its option and by resolution of its Board of Directors, at any time it may lawfully do so, to redeem all or any portion of the outstanding shares of the Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock to be so redeemed shall be redeemed against payment of an amount in cash equal to Six Dollars ($6.00) per Share, plus, in each case, all declared and unpaid dividends thereon to the date fixed for redemption. Dividends shall accrue at the rate of Eighteen Cents ($.18) per fiscal quarter.

         In the event the Corporation elects to redeem less than all of the outstanding shares of the Series A Convertible Preferred Stock, it shall effect such redemption ratably according to the number of shares of Series A Convertible Preferred Stock held by each holder of the then outstanding Series A Convertible Preferred Stock.

         Notice of such redemption (the "Redemption Notice") specifying the date fixed for said redemption (the "Redemption Date"), the redemption price, the place where the amount to be paid upon redemption is payable and the date on which such holder's Conversion Rights (as hereinafter defined) as to such shares terminate and calling upon such holder to surrender his certificate or certificates representing the shares to be redeemed to the Corporation in the manner and at the place to be designated in such Redemption Notice, shall be mailed, postage prepaid, at least Fifteen (15) days but not more than ninety
(90) days prior to said Redemption Date to the holders of record of the Series A Convertible Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation. On or after the Redemption Date, each holder of shares of the Series A Convertible Preferred Stock to be redeemed shall surrender his certificate or certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the amount payable upon redemption shall be paid to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event that less than all of the shares represented by such


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certificate are redeemed,  a new certificate  shall be issued  representing  the unredeemed shares. All shares of redeemed stock shall be cancelled and retired and not reissued.

         If the Redemption Notice shall have been so mailed, and if, on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the account of the holders of the shares to be redeemed, so as to be and continue to be available therefor, then, on and after said Redemption Date, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall be deemed to be no longer outstanding, the right to receive dividends thereon shall cease, and all rights with respect to such shares of Series A Convertible Preferred Stock so called for redemption shall forthwith cease and terminate, except the right of the holders thereof to receive out of the funds set aside in trust the amount payable on redemption thereof but without any interest thereon.

         No redemption of the Series A Convertible Preferred Stock may be effected if, as a consequence thereof, the Shareholders Equity of the Corporation shall be reduced below Five Million ($5,000,000). If the funds of the Corporation legally available for redemption on any Redemption Date are insufficient to redeem the total number of shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares ratably among the holders of such shares to be redeemed. The shares of stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

         Section IV.  Preference on Liquidation.

         (a) SERIES A PREFERENCE. In the event of any liquidation, dissolution, involuntary or voluntary corporate reorganization under the federal bankruptcy laws or similar state laws, or winding up of the Corporation, the holders of shares of the Series A Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets and surplus funds of the Corporation available for distribution to its shareholders, and before any payment shall be made to the holders of any shares of Common Stock, an amount equal to Six dollars ($6.00) per share plus declared and unpaid dividends thereon to the date fixed for distribution. If upon any such liquidation, dissolution, bankruptcy or winding up of the Corporation the assets and surplus funds of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series A Convertible Preferred Stock the full amounts to which they are entitled, the holders of the Series A Convertible Preferred Stock shall share ratably in the distribution of such assets and surplus funds in proportion to the full preferential amounts to which each such holder is otherwise entitled.

         (b) COMMON STOCK PREFERENCE. In the event payments provided for in subparagraph (a) above shall have been made, the holders of Common Stock shall be entitled to be paid out of the assets and surplus funds of the Corporation available for distribution to its shareholders Six Dollars ($6.00) per share plus declared and unpaid dividends thereon to the date fixed for the distribution. If, after payment shall have been made pursuant to subparagraph
(a) above, the assets and surplus funds of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of Common Stock the full amounts to which they are each entitled, the holders of

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the Common  Stock shall  share  ratably in the  distribution  of such assets and surplus funds in proportion to the full preferential amounts to which each such holder is otherwise entitled to receive.

         (c) ADDITIONAL DISTRIBUTIONS. In the event payments provided for in subparagraphs (a) and (b) above shall have been made, the holders of Preferred Stock and Common Stock shall be entitled to share PRO RATA on a per share basis (treating each share of Preferred Stock as if converted into one share of Common Stock) in all remaining assets and surplus funds of the Corporation available for distribution to its shareholders.

         (d) The merger or consolidation of the Corporation into or with another corporation or other entity or any other corporate reorganization in which the Corporation shall not be the continuing or surviving entity of such consolidation, merger or reorganization, the sale of all or substantially all the assets of the Corporation, or a transaction or series of related transactions by the Corporation in which in excess of fifty percent (50%) of the Corporation's voting power is transferred, shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

         Section V.  Conversion.

         The holders of the Series A Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         (a) RIGHT TO  CONVERT.  Each  share of Series A  Convertible  Preferred
Stock shall be convertible, at the option of the holder thereof, except as hereunder provided, without payment of additional consideration, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into fully-paid and nonassessable shares of Common Stock.

         (b) CONVERSION RATIO. Each Series A Convertible Preferred Stock shall be convertible into one Share of Common Stock, ("Conversion Ratio"). The Conversion Ratio shall not be subject to adjustment.

         (c) AUTOMATIC CONVERSION. Each share of Series A Convertible Preferred Stock shall automatically be converted into one share of Common Stock on March 15, 2002, unless prior to such date the independent auditors of the Corporation certify to the Board of Directors that as of December 31, 2001 the Corporation had a Shareholders Equity of not less than Four Million ($4,000,000) Dollars.

         (d) MECHANICS OF CONVERSION. Before any holder of the Series A Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such converted shares of stock were convertible on the Conversion Date, as hereinafter defined. Such conversion shall be deemed to have been made


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immediately  prior to the close of business on the date of such surrender of the shares of the Series A Convertible Preferred Stock (the "Conversion Date"). The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date.

Section VI.  Voting Rights.

         The holder of each share of Series A Convertible Preferred Stock, including any Parity Stock hereafter designated, shall have the right to one vote for each share of Common Stock into which such shares of Series A Convertible Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

         IN WITNESS WHEREOF, the undersigned have executed this certificate as of the 14th day of December 2004.

                                              DHB INDUSTRIES, INC.


                                              By: /s/ DAVID H. BROOKS
                                                  ___________________________
                                                      David H. Brooks,
                                                      Chairman and CEO


                                              By: /s/ DAWN M. SCHLEGEL
                                                  ___________________________
                                                      Dawn Schlegel,
                                                      Secretary, Treasurer &
                                                      Chief Financial Officer